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November 22, 2021

Nuveen Diversified Dividend and Income Fund 333 West Wacker Drive Chicago, Illinois 60606	Nuveen Tax-Advantaged Total Return Strategy Fund 333 West Wacker Drive Chicago, Illinois 60606

Nuveen Tax-Advantaged Dividend Growth Fund 333 West Wacker Drive Chicago, Illinois 60606	Nuveen Multi-Asset Income Fund 333 West Wacker Drive Chicago, Illinois 60606

Re:	Reorganizations of Nuveen Diversified Dividend and Income Fund, Nuveen Tax-Advantaged Total Return Strategy Fund and Nuveen Tax-Advantaged Dividend Growth Fund into Nuveen Multi-Asset Income Fund

Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences of the reorganizations (each a “Reorganization” and collectively, the “Reorganizations”) by and between each of Nuveen Diversified Dividend and Income Fund, a Massachusetts business trust; Nuveen Tax-Advantaged Total Return Strategy Fund, a Massachusetts business trust; and Nuveen Tax-Advantaged Dividend Growth Fund, a Massachusetts business trust (each a “Target Fund” and collectively, the “Target Funds”); and Nuveen Multi-Asset Income Fund, a newly created Massachusetts business trust (the “Acquiring Fund”). The Target Funds and the Acquiring Fund are each referred to herein as a “Fund” and collectively, as the “Funds.”

Each Reorganization contemplates the transfer of substantially all the assets of the Target Fund to the Acquiring Fund solely in exchange for (i) voting common shares of beneficial interest, par value $0.01 per share, of the Acquiring Fund (“Acquiring Fund Shares”) and (ii) the assumption by the Acquiring Fund of substantially all the liabilities of the Target Fund. As part of each Reorganization, the Target Fund will immediately thereafter distribute pro rata to its shareholders of record all the Acquiring Fund Shares so received in complete liquidation of the Target Fund, and the Target Fund promptly thereafter will be dissolved under applicable state law. The foregoing will be accomplished pursuant to an Agreement and Plan of Reorganization, dated as of July 1, 2021 (the “Plan”), entered into by the Target Funds and the Acquiring Fund.

In rendering this opinion, we have examined the Plan and have reviewed and relied upon representations made to us by duly authorized officers of the Funds in letters dated November 22, 2021 (collectively, the “Representation Letters”). We have also examined such other agreements, documents, corporate records and other materials as we have deemed necessary in order for us to render the opinions referred to in this letter. In such review and examination, we have assumed the genuineness of all signatures, the legal capacity and authority of the parties who executed such documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

222 North LaSalle Street | Chicago, Illinois 60601 | T +1 312 609 7500 | F +1 312 609 5005

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Nuveen Diversified Dividend and Income Fund

Nuveen Tax-Advantaged Total Return Strategy Fund

Nuveen Tax-Advantaged Dividend Growth Fund

Nuveen Multi-Asset Income Fund

November 22, 2021

Our opinion is based, in part, on the assumptions that (i) each Reorganization described herein will occur in accordance with the terms of the Plan (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved) and the facts and representations set forth or referred to in this opinion letter, and that such facts and representations, as well as the facts and representations set forth in the Plan, are true, correct and complete as of the date hereof and will be true, correct and complete as of the date and time of the Closings (as defined in the Plan) (the “Effective Time”), (ii) the Acquiring Fund will be treated as a corporation for federal income tax purposes effective on or prior to the Closing Date (as defined in the Plan), and (iii) any representation set forth in the Representation Letters qualified by knowledge, intention, belief, disclaimer of responsibility or any similar qualification is, and will be as of the Effective Time, true, correct and complete without such qualification. You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.

For the purposes indicated above, and based upon the facts, assumptions and representations set forth or referred to herein, it is our opinion, with respect to each Reorganization, that for federal income tax purposes:

1.    The transfer by the Target Fund of substantially all its assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of substantially all the liabilities of the Target Fund, immediately followed by the pro rata distribution of all the Acquiring Fund Shares so received by the Target Fund to the Target Fund’s shareholders of record in complete liquidation of the Target Fund and the dissolution of the Target Fund under applicable state law promptly thereafter, will constitute a “reorganization” within the meaning of section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Acquiring Fund and the Target Fund will each be a “party to a reorganization,” within the meaning of section 368(b) of the Code, with respect to the Reorganization.

2.    No gain or loss will be recognized by the Acquiring Fund upon the receipt of substantially all the Target Fund’s assets solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of substantially all the liabilities of the Target Fund. (Section 1032(a) of the Code).

3.    No gain or loss will be recognized by the Target Fund upon the transfer of substantially all its assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of substantially all the liabilities of the Target Fund or upon the distribution (whether actual or constructive) of such Acquiring Fund Shares to the Target Fund’s shareholders solely in exchange for such shareholders’ shares of the Target Fund in complete liquidation of the Target Fund. (Sections 361(a) and (c) and 357(a) of the Code).

4.    No gain or loss will be recognized by the Target Fund’s shareholders upon the exchange, pursuant to the Plan, of all their shares of the Target Fund solely for Acquiring Fund Shares, except to the extent the Target Fund’s shareholders receive cash in lieu of a fractional Acquiring Fund Share. (Section 354(a) of the Code).

Nuveen Diversified Dividend and Income Fund

Nuveen Tax-Advantaged Total Return Strategy Fund

Nuveen Tax-Advantaged Dividend Growth Fund

Nuveen Multi-Asset Income Fund

November 22, 2021

5.    The aggregate basis of the Acquiring Fund Shares received by each Target Fund shareholder pursuant to the Plan (including any fractional Acquiring Fund Share to which a Target Fund shareholder would be entitled) will be the same as the aggregate basis of the Target Fund shares exchanged therefor by such shareholder. (Section 358(a)(1) of the Code).

6.    The holding period of the Acquiring Fund Shares received by each Target Fund shareholder in the Reorganization (including any fractional Acquiring Fund Share to which a Target Fund shareholder would be entitled) will include the period during which the shares of the Target Fund exchanged therefor were held by such shareholder, provided such Target Fund shares are held as capital assets at the Effective Time. (Section 1223(1) of the Code).

7.    The basis of the assets of the Target Fund received by the Acquiring Fund will be the same as the basis of such assets in the hands of the Target Fund immediately before the Effective Time. (Section 362(b) of the Code).

8.    The holding period of the assets of the Target Fund received by the Acquiring Fund will include the period during which such assets were held by the Target Fund. (Section 1223(2) of the Code).

Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganizations on a Target Fund, the Acquiring Fund or any shareholder of a Target Fund with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in section 1297(a) of the Code) as to which any gain or loss is required to be recognized under federal income tax principles (i) at the end of a taxable year or upon the termination thereof, or (ii) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code.

FACTS

Our opinion is based upon the facts, representations and assumptions set forth or referred to above and the following facts and assumptions, any alteration of which could adversely affect our conclusions.

Each Target Fund has been registered and operated, since it commenced operations, as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). Nuveen Diversified Dividend and Income Fund’s common shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol JDD, Nuveen Tax-Advantaged Total Return Strategy Fund’s common shares are listed and traded on the NYSE under the symbol JTA and Nuveen Tax-Advantaged Dividend Growth Fund’s common shares are listed and traded on the NYSE under the symbol JTD. All the outstanding common shares of each Target Fund are treated as equity for federal income tax purposes. Each Target Fund currently has outstanding no shares, other than its common shares. Each Target Fund is treated as a corporation for federal income tax purposes, has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which its respective Reorganization occurs, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which its Reorganization occurs.

Nuveen Diversified Dividend and Income Fund

Nuveen Tax-Advantaged Total Return Strategy Fund

Nuveen Tax-Advantaged Dividend Growth Fund

Nuveen Multi-Asset Income Fund

November 22, 2021

The Acquiring Fund is a newly created Massachusetts business trust that will not have carried on any business activities prior to the Effective Time, except as necessary to effect the Reorganizations. The Acquiring Fund is registered and will be operated at and after the Effective Time as a closed-end management investment company under the 1940 Act and will be treated as a corporation for federal income tax purposes effective as of the Closing. As part of the Reorganizations, the Acquiring Fund will issue Acquiring Fund Shares that will be listed and traded on the NYSE under the symbol NMAI. The Acquiring Fund Shares to be issued in the Reorganizations will be treated as equity for federal income tax purposes. The Acquiring Fund will be taxed (including without limitation through the filing of such elections as are necessary to be so treated) as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which the Reorganizations occur, and will qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, beginning with the taxable year in which the Reorganizations occur.

Upon satisfaction of certain terms and conditions set forth in the Plan on or before the Effective Time, the Acquiring Fund will acquire substantially all the assets of each Target Fund solely in exchange for newly issued Acquiring Fund Shares and the assumption by the Acquiring Fund of substantially all the liabilities of such Target Fund. Immediately thereafter, each Target Fund will distribute pro rata to its shareholders of record all the Acquiring Fund Shares so received in complete liquidation of the Target Fund, and promptly thereafter, the Target Fund will be dissolved under applicable state law. The assets of each Target Fund to be acquired by the Acquiring Fund will include, without limitation, cash, securities, commodities, interests in futures, dividends or interest receivables owned by the Target Fund and any deferred or prepaid expenses shown as an asset on the books of the Target Fund as of the Closing. Each Target Fund will retain assets sufficient to pay all declared but unpaid dividends on all outstanding common shares of such Target Fund. In each Reorganization, the Acquiring Fund will acquire at least ninety percent (90%) of the fair market value of the Target Fund’s net assets and at least seventy percent (70%) of the fair market value of the Target Fund’s gross assets held immediately prior to the Reorganization.

The Acquiring Fund Shares issued to each Target Fund will have the same aggregate net asset value, as of the Valuation Time (as defined in the Plan), as the aggregate value of the net assets of such Target Fund transferred to the Acquiring Fund as of such time.

Immediately after the Effective Time of each Reorganization, the Target Fund will be liquidated and will distribute the newly issued Acquiring Fund Shares it received pro rata to its shareholders of record in exchange for such shareholders’ Target Fund shares. No fractional Acquiring Fund Shares will be issued in connection with the Reorganizations. In lieu thereof, the Acquiring Fund’s transfer agent, on behalf of the shareholders entitled to receive fractional Acquiring Fund Shares, will aggregate all fractional Acquiring Fund Shares and sell the resulting whole shares on the NYSE for the account of all shareholders of fractional interests, and each such shareholder will be entitled to a pro rata share of the proceeds from such sale.

As a result of the Reorganizations, every shareholder of a Target Fund will own Acquiring Fund Shares (including for this purpose any fractional shares to which they would be entitled) that will have an aggregate per share net asset value as of the Valuation Time equal to the aggregate per share net asset value of the Target Fund shares held by such shareholder as of the Valuation Time.

Nuveen Diversified Dividend and Income Fund

Nuveen Tax-Advantaged Total Return Strategy Fund

Nuveen Tax-Advantaged Dividend Growth Fund

Nuveen Multi-Asset Income Fund

November 22, 2021

Following each Reorganization, the Acquiring Fund will continue the Target Fund’s historic business in that it will have a similar investment objective and similar investment strategies, policies, risks and restrictions as the Target Fund. In addition, the Acquiring Fund will use a significant portion of each Target Fund’s historic business assets in its business. Prior to the Effective Time, a portion of each Target Fund’s portfolio will be repositioned solely due to differences in particular security selections by the portfolio managers of the Target Fund and Acquiring Fund from the securities available to the portfolio managers of both Funds consistent with the Target Fund’s investment objective, strategies, policies, risks and restrictions. At least thirty-four percent (34%) of the total fair market value of each Target Fund’s portfolio assets (i) will meet, as of the Effective Time, and (ii) met, at all times beginning two years prior to the date the Board of Trustees of the Target Fund approved its Reorganization and at all times thereafter, the investment objective, strategies, policies, risks and restrictions of the Acquiring Fund (collectively, the “34% Test”). No Target Fund altered or will alter its portfolio in connection with its Reorganization to meet the 34% Test. No Fund modified any of its investment objective, strategies, policies, risks or restrictions to permit the Target Fund to meet the 34% Test or in connection with the Reorganizations. The Acquiring Fund has no plan or intention to change any of its investment objective, strategies, policies, risks or restrictions after the Reorganizations.

In approving its respective Reorganization(s), the Board of Trustees of each Fund (each a “Board”) determined that the Plan and the transactions contemplated thereunder are in the best interests of its respective Fund and the Board of each Target Fund determined that the interests of the shareholders of its Fund will not be diluted as a result of its Reorganization. In making such determination, each Board considered a number of factors as set forth under the heading “Proposal No. 1 – Reorganization of each Target Fund into the Acquiring Fund – Information about the Reorganizations – Reasons for the Reorganizations” in the Joint Proxy Statement/Prospectus dated July 2, 2021 relating to the Registration Statement (as defined below).

CONCLUSION

Based on the foregoing, it is our opinion with respect to each Reorganization that the transfer of substantially all the assets of the Target Fund, pursuant to the Plan, to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of substantially all the liabilities of the Target Fund followed by the complete liquidation of the Target Fund immediately thereafter and the dissolution of the Target Fund promptly thereafter will qualify as a reorganization under section 368(a)(1) of the Code.

The opinions set forth above (subject to the conditions and limitations set forth above) with respect to (i) the nonrecognition of gain or loss by a Target Fund and the Acquiring Fund, (ii) the basis and holding period of the assets received by the Acquiring Fund, (iii) the nonrecognition of gain or loss by a Target Fund’s shareholders upon the receipt of the Acquiring Fund Shares, except with respect to cash received in lieu of a fractional Acquiring Fund Share, and (iv) the basis and holding period of the Acquiring Fund Shares received by a Target Fund’s shareholders follow as a matter of law from the opinion that the transfers under the Plan will qualify as a reorganization under section 368(a)(1) of the Code.

The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and

Nuveen Diversified Dividend and Income Fund

Nuveen Tax-Advantaged Total Return Strategy Fund

Nuveen Tax-Advantaged Dividend Growth Fund

Nuveen Multi-Asset Income Fund

November 22, 2021

private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.

Our opinion is limited to those federal income tax issues specifically considered herein. We do not express any opinion as to any other federal tax issues, or any state, local or foreign tax law issues, arising from or related to the transactions contemplated by the Plan.

Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

This opinion is furnished to each Fund for its benefit in connection with its respective Reorganization(s) and is not to be relied upon, for any other purpose, in whole or in part, without our express prior written consent. Shareholders of each Fund may rely on this opinion with respect to the Reorganization(s) involving such Fund, it being understood that we are not establishing any attorney-client relationship with any shareholder of a Fund. This letter is not to be relied upon for the benefit of any other person.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 (File No. 333-256163) relating to the Reorganizations filed by the Acquiring Fund with the Securities and Exchange Commission (the “Registration Statement”); to the discussion of this opinion in the Joint Proxy Statement/Prospectus dated July 2, 2021 relating to the Registration Statement; and to the use of our name and to any reference to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ VEDDER PRICE P.C.

VEDDER PRICE P.C.